UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2024

NEXGEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41173	26-4042544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 Cabot Boulevard West, Suite B Langhorne, Pennsylvania	19067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	NXGL	The Nasdaq Capital Market LLC
Warrants to Purchase Common Stock	NXGLW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 15, 2024, NexGel, Inc., a Delaware corporation (the “Company”), entered into subscription agreements (the “Subscription Agreements”) with investors, the Company’s Chief Financial Officer and certain members of its board of directors for the sale of by the Company of an aggregate of 231,040 units at a price to the public of $4.22 per unit (the “Offering”), with each unit consisting of two shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and a warrant to purchase one share of Common Stock at an exercise price of $4.00 per share (the “Warrants”) The purchase price per unit equals two times the last reported sale price of $2.11 per share of the Company’s Common Stock on February 15, 2025 on The Nasdaq Capital Market. The closing of the Offering is subject to customary closing conditions and is expected to occur on or before February 23, 2024 (the “Closing Date”). On or about the Closing Date, the Company expects to issue 462,090 shares of Common Stock and issue Warrants to purchase up to 231,040 shares of Common Stock

Subject to certain ownership limitations, each of the Warrants will become exercisable on the Closing Date, will have an exercise price of $4.00 per share and will expire five years after the Closing Date. The Warrants may only be exercised on a cashless basis if there is no registration statement registering, or the prospectus contained in the registration statement is not available for, the issuance or resale of shares of common stock underlying the Warrants to or by the holder. The holder of a Warrant is prohibited from exercising of any such warrants to the extent that such exercise would result in the number of shares of common stock beneficially owned by such holder and its affiliates exceeding 4.99% of the total number of shares of common stock outstanding immediately after giving effect to the exercise, which percentage may be increased or decreased at the holder’s election not to exceed 9.99%.

Adam E. Drapczuk III, the Company’s Chief Financial Officer, and certain members of the Company’s board of directors, have agreed to purchase an aggregate of 41,469 units in the Offering. In connection with our offering, Mr. Drapczuk and the members of board of directors purchasing units in the Offering have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of securities relating to the units for a period of 180 days following the date of the prospectus used in the Offering.

The gross proceeds to the Company from the Offering are expected to be approximately $975 thousand, before deducting the placement agent’s fees and other estimated offering expenses payable by the Company, and excluding the proceeds, if any, from the exercise of the Warrants. The Company intends to use the net proceeds from the Offering for working capital and for general corporate purposes.

The Offering of the Common Stock and the Warrants was made pursuant to a “shelf” registration statement on Form S-3 (File No. 333-264282), which was initially filed by the Company with the Securities and Exchange Commission on April 13, 2022 and amended on May 26, 2023, and declared effective on June 7, 2023.

The Company retained Alere Financial Partners, LLC (A division of Cova Capital Partners, LLC) to act as the placement agent (the “Placement Agent”) for the Offering. The Company agreed to pay the Placement Agent a cash fee of 6% of the aggregate gross proceeds in the Offering received from non-affiliates of the Company and 3% of the aggregate gross proceeds in the Offering received from affiliates of the Company. Additionally and upon the closing of the Offering, the Company agreed to issue to the Placement Agent warrants exercisable for a period of five years to purchase up to 6% of the number of shares sold in this offering, or up to 27,725 shares, at a per share exercise price of $4.00.

The forms of the Subscription Agreement and the Warrant are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 8.01.	Other Events

On February 21, 2024, the Company issued a press release regarding the transactions described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Warrant
10.1	Form of Subscription Agreement
99.1	Press release dated February 21, 2024
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2024

NEXGEL, INC.

	By:	/s/ Adam Levy
Adam Levy
Chief Executive Officer